Elephant Talk's management and insiders add another $6.3M to Company's capital account, with an additional $1M subscribed for

ORANGE, Calif., Aug. 22, 2008 - (PR NEWSWIRE) - Elephant Talk Communications, Inc. (OTCBB: ETAK), an international telecom and multimedia content distributor, announced today that the company has received equity funding of $3 million. The funding is part of the equity financing announced by the company on July 8th, bringing total placement to date to $6.3 million. The latest round of financing brings management’s and insiders’ capital investment to over $30 million and represents their commitment to the success of the company. The company intends to use the capital for continued expansion of its proprietary global telecom network and infrastructure.

CEO of Elephant Talk, Steven van der Velden said: “Our commitment to our shareholders and to our operational objectives remains steadfast. We continue to pursue an acquisitions program that will expand our global footprint and position ET as the preferred telecom services provider and systems integrator for mobile virtual network operators.”

About Elephant Talk Communications

Elephant Talk Communications is positioning itself as an international telecom operator and enabler/systems integrator to the multimedia industry by facilitating the distribution of all forms of content, as well as mobile and fixed-telecom services, to global telecommunications consumers. The company provides traditional telecom services, media streaming, and distribution services primarily to the business-to-business (B2B) community within the telecommunications market. Elephant Talk is also a systems integrator and developer for mobile telecom and content distribution solutions; and, as a Mobile Virtual Network Enabler (MVNE), the company has positioned itself as the premier outsourcing partner for both Mobile Network Operators (MNO's) as well as for Mobile Virtual Network Operators (MVNO's). Elephant Talk is positioning itself as the preferred MVNE partner of the larger, global Mobile Operators and currently operates sophisticated networks in over a dozen markets in Europe, Asia Pacific, and the Middle East.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Contact:

At the Company:

Steven van der Velden
+ 31 20 653 59 16
info@elephanttalk.com
http://www.elephanttalk.com

Investor Relations:

RedChip Companies Inc.
Jon Cunningham
1-800-REDCHIP (733-2447), Ext. 107
info@redchip.com
http://www.redchip.com